EXHIBIT 99.1

Dice Holdings, Inc. Changes Its Name to DHI Group, Inc.
New name reflects the Company’s evolution into a more diversified portfolio of specialized websites and services
CONFIDENTIAL

New York, New York, April 21, 2015 - Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized websites and services for professional communities, today announced that it has changed its name to DHI Group, Inc. (“DHI,” the “Company”).
The DHI name embodies the Company’s focus on Delivering Hire Insights to employers and professionals and better represents the evolution of the Company into a diverse portfolio of specialized websites and services that serve targeted constituents and are unified under one corporate umbrella.  DHI now has its own distinct identity, allowing the Company’s Dice brand to continue reinforcing its position as the leading digital career resource for technology and engineering professionals.
The brand names and positioning of the Company’s specialized websites and services, each of which provides unique value to employers and professionals, will remain unchanged.
“We are very excited to announce our new Company name and positioning,” said Michael Durney, DHI’s President and CEO. “Our organization has undergone tremendous transformation over the past several years.  We began as the Dice business nearly 25 years ago and have developed and expanded to serving multiple specialty verticals, with new products and services that will further expand our market opportunity.”
“Today, we have a clear, multi-brand business strategy.  We are the go-to specialty destination for organizations and professionals to help employers efficiently find, engage with and recruit the most relevant talent, and to help professionals manage their career lifecycle.  We believe it is the right time to change our name to one that reflects the globally unified company we have become,” Mr. Durney concluded.
DHI’s Key Brands Include:
Dice	eFinancialCareers
Rigzone	HealtheCareers
Hcareers	ClearanceJobs
BioSpace	WorkDigital

Management to Ring The Closing Bell® at the New York Stock Exchange
DHI’s CEO, Michael Durney, will ring The Closing Bell at the New York Stock Exchange (“NYSE”) today to celebrate the Company’s name change.  He will be joined by employees representing the Company’s various brands.  The Closing Bell will ring at 4:00 PM Eastern Time and can be viewed live on the NYSE’s website at https://www.nyse.com/bell.  Photos and video of the NYSE Bell Ringing Ceremony will be available, courtesy of the NYSE, on Facebook (NYSE) and Twitter (@NYSE).
DHI has retained the ticker symbol DHX with the New York Stock Exchange and expects trading to continue as usual.
About DHI Group, Inc.
DHI Group, Inc. (NYSE: DHX) (formerly known as Dice Holdings, Inc.) is a leading provider of specialized websites and services for professional communities including technology and security clearance, financial services, energy, healthcare and hospitality. Our mission is to empower professionals and organizations to compete and win through specialized insights and relevant connections. Employers and recruiters use our websites and services to source and hire the most qualified professionals in select and highly-skilled occupations, while professionals use our websites and services to find the best employment opportunities in and most timely news and information about their respective areas of expertise. For almost 25 years, we have built our company on providing employers and recruiters with efficient access to high-quality, unique professional communities and offering the professionals in those communities access to highly-relevant career opportunities, news, tools and information. Today, we serve multiple markets primarily located throughout North America, Europe and the Asia Pacific region.
Investor Contact:	Media Contact:
DHI Group, Inc.	DHI Group, Inc.
Jennifer Milan, 212-448-4181	Courtney Chamberlain, 212-448-8288
Director, Investor Relations	Associate, Public Relations & Investor Relations
ir@dhigroupinc.com	media@dhigroupinc.com